Exhibit 99.1

NEW YORK, July 12, 2017

Voya Financial Announces Partial Redemption of

2.900% Senior Notes

Voya Financial, Inc. (NYSE: VOYA) (“Voya” or the “Company”) announced today that it has called for the redemption of $400,000,000 in aggregate principal amount of its outstanding 2.900% Senior Notes due 2018 (the “2018 Notes”). The 2018 Notes will be redeemed on August 11, 2017 at a redemption price equal to the greater of (i) 100% of principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date, or (ii) the Make-Whole Redemption Amount (the “Redemption Price”). Following such redemption, it is expected that $337,036,000 in aggregate principal amount of the 2018 Notes will remain outstanding. The Company intends to fund the redemption amount from the net proceeds it received from its recent registered public offering of $400,000,000 aggregate principal amount of 3.125% senior notes due 2024 together with cash on hand.

COMMENTARY REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release, including those describing the redemption, constitute forward looking statements. These statements are not historical facts but instead represent only Voya’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside Voya’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Trends and Uncertainties” in Voya’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with the SEC on Feb. 23, 2017, Voya’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2017, as filed with the SEC on May 3, 2017 and the other filings Voya makes with the SEC. We assume no obligation to update such information.

Media Contact:	Investor Contact:
Christopher Breslin	Darin Arita
212-309-8941	212-309-8999
Christopher.Breslin@voya.com	IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13.6 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $11 billion in revenue in 2016. The company had $505 billion in total assets under management and administration as of March 31, 2017. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible and has been recognized as one of the 2017 World’s Most Ethical Companies® by the Ethisphere Institute, as well as one of the Top Green Companies in the U.S., by Newsweek magazine.

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